Exhibit 5.1

[Letterhead of Goodwin Procter LLP]

November 20, 2003

La Quinta Corporation
La Quinta Properties, Inc.
909 Hidden Ridge, Suite 600
Irving, Texas  75038

Re:     Legality of Shares of Paired Common Stock

Ladies and Gentlemen:

This opinion is delivered to you in our capacity as counsel to La Quinta Corporation, a Delaware corporation (“LQ Corporation”) and La Quinta Properties, Inc., a Delaware corporation (“LQ Properties” and together with LQ Corporation, the “Companies”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) of (i) a Joint Registration Statement on Form S-3, as amended (File Nos. 333-91998 and 333-91998-001 (the “Registration Statement”) and (ii) a prospectus supplement dated November 20, 2003, which supplements the prospectus included in the Registration Statement (the “Prospectus Supplement”), relating to the offer and sale of up to 34,500,000 shares of paired common stock, comprised of one share of common stock of LQ Corporation, par value $0.01 per share, and one share of class B common stock of LQ Properties, par value $0.01 per share (the “Paired Common Stock”), of the Companies.  The Paired Common Stock will offered by the Underwriters (as defined below) pursuant to that certain Underwriting Agreement dated November 20, 2003 by and among the LQ Corporation, LQ Properties, Morgan Stanley & Co. Incorporated, Credit Lyonnais Securities (USA) Inc., CIBC World Markets Corp. and the several underwriters named in Schedule 1 thereto (collectively, the “Underwriters”).

In connection with rendering this opinion, we have examined copies of the amended and  restated certificates of incorporation of each of the Companies on file with the Secretary of State of the State of Delaware, the by-laws of each of the Companies, as amended and restated, such records of corporate proceedings of the Companies as we have deemed appropriate for the purposes of this opinion, the Registration Statement and the exhibits thereto, the Prospectus Supplement and the Underwriting Agreement.  In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America and The Commonwealth of Massachusetts and the Delaware General Corporation Law.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Paired Common Stock sold or to be sold by the Companies to the Underwriters as described in the Registration Statement and the Prospectus Supplement have been duly authorized and have been, or upon delivery of such Paired Common Stock and payment therefore in accordance with the Underwriting Agreement will be, validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Companies’ Joint Current Report on Form 8-K dated November 21, 2003 which is incorporated by reference into the Registration Statement.

Very truly yours,

/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP